News Release

Bridgewater, MA - November 2, 2001 (CCF-AMEX) - Chase Corporation today announced that it has concluded the purchase of substantially all of the assets of Tapecoat, a Division of TC Manufacturing Co., Inc. of Evanston, Illinois for cash and 40,000 shares of Chase common stock .  Tapecoat is a provider of protective coatings for the transportation, marine and geo-synthetics industries and for underground oil, gas and water pipelines.  Tapecoat is expected to report sales of about $9 million for 2001.  The company recently celebrated its 60th anniversary.

The Tapecoat acquisition will complement Chase's Royston division.  Royston is a leading manufacturer of waterproofing membranes for the highway, bridge and architectural markets.  Royston also produces asphalt additives, corrosion preventing mastics, tapes and accessory products.  Tapecoat and Royston will maintain existing plants and facilities in Evanston, IL and Pittsburgh, PA.

In making the announcement, Peter R. Chase, President and CEO of Chase Corporation said, "The deal makes good sense for us at this point in time.  Tapecoat presents an opportunity to strengthen an important core business and add to our specialty chemical area." Chase added, "We know this industry well, and Tapecoat will provide a presence in market segments that offer new opportunities.  The combination of Tapecoat and Royston will also mean greater operational and marketing efficiencies that will enhance our competitive position and reputation as an industry leader."

Chase Corporation is a diversified, advanced manufacturing company providing a wide variety of high quality products and services to multiple industries.  Since the founding of the Company in 1946, Chase has grown to become a successful, carefully managed, multi-divisional company with a global customer base.

For further information contact Paula Myers - Shareholder Investor Relations Department (508) 279-1789 Ext 219